Exhibit 10.2
Zimmer Holdings, Inc.
2009 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION GRANTED TO
OPTIONEE:
STOCK AWARD SHARES:
EXERCISE PRICE PER SHARE:
AWARD DATE:

ZIMMER HOLDINGS, INC.
2009 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION GRANT FOR NON-U.S. EMPLOYEES
     Zimmer Holdings, Inc. (the “Company”) hereby grants pursuant to the terms of the heretofore designated stock option plan (the “Plan”) to the heretofore named employee (the “Optionee”), not as or in lieu of any salary or other compensation for her/his services, and upon the terms and conditions set forth below, the option to purchase the number of fully paid and non-assessable shares of the common stock of Zimmer Holdings, Inc., par value $.01 per share (“Common Stock”), heretofore set forth (this “Option”) on or before the expiration of ten years from the date hereof (the “Expiration Date”) at the aforementioned exercise price per share. The Board of Directors of the Company (the “Board”) has authorized the Compensation and Management Development Committee of the Board (the “Committee”) to administer the Plan.
     This Option is granted upon and subject to the following terms and conditions:
     1. No Option may be exercised hereunder for the purchase of shares unless the Optionee shall have remained in the continuous employ of the Company or of one of its subsidiaries for one year following the date hereof. Thereafter, provided that the Optionee shall at the time of such exercise, except as specifically set forth herein to the contrary, have been in the employ of the Company or of one of its subsidiaries, this Option may from time to time prior to the Expiration Date be exercised in the manner hereinafter set forth, and this Option may be exercised (i) only to the extent of 25 percent of the number of shares to which this Option applies on or after the first anniversary and prior to the second anniversary of the date of grant hereof, (ii) only to the extent of 50 percent of the number of shares to which this Option applies on or after the second anniversary and prior to the third anniversary of the date of grant hereof, (iii) only to the extent of 75 percent of the number of shares to which this Option applies on or after the third anniversary and prior to the fourth anniversary of the date of grant hereof; and (iv) in its entirety on or after the fourth anniversary of the date of grant hereof.
     2. This Option hereby granted may be exercised, in whole or in part in accordance with the vesting schedule set forth in Section 1 above, by the delivery of an exercise notice to the Company or the Company’s designated agent. The exercise notice will be effective upon receipt by the appropriate person at the Company or the Company’s agent and upon payment of the exercise price, any fees and any other amounts due to cover Tax-Related Items as defined and described in Section 8 herein. Such exercise notice (which, in the Company’s discretion, may be, or may be required to be, given by electronic, telefax or other specified means) shall specify the number of shares with respect to which this Option is being exercised and such other representations and agreements as may be required by the Company. In the event the specified Expiration Date falls on a day which is not a regular business day at the Company’s executive office in Warsaw, Indiana, U.S.A., then such written notification must be received on or before the last regular business day prior to such Expiration Date. Payment is to be made by certified personal check, or bank draft, by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, in shares of Common Stock owned by the Optionee having a fair market value at the date of exercise equal to the purchase price for such shares, in any combination of the foregoing or by any other method that the Committee approves; provided, however, that payment in shares of Common Stock will not be permitted unless at least 100 shares of Common Stock are required and delivered for such purpose. Delivery of shares for exercising an option shall be made either through the physical delivery of shares or through an appropriate certification or attestation of valid ownership. No shares shall be issued until full payment for such shares has been made. At its discretion, the Committee may modify or suspend any method for the exercise of this Option. The Optionee shall have the rights of a stockholder only with respect to shares of stock that have been recorded on the Company’s books on behalf of the Optionee or for which certificates have been issued to her/him.

     3. The Company shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock purchased upon the exercise of any part of this Option prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, (iii) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable, and (iv) the payment to the Company, upon its demand, of any amount requested by the Company for the purpose of satisfying the Optionee’s obligations under Section 8 herein.
     4. This Option is not transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Optionee, only by her/him; provided that the Board may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.
     5. Notwithstanding any other provision hereof:
          (a) If the Optionee shall retire or cease to be employed by the Company or any of its subsidiaries for any reason (other than death) after the Optionee shall have been continuously so employed for one year from the aforementioned date of grant, the Optionee may exercise this Option only to the extent that the Optionee was otherwise entitled to exercise it at the time of such retirement or cessation of employment with the Company or any of its subsidiaries, but in no event after (i) the date that is ten years next succeeding the date this Option was granted, in the case of retirement or cessation of employment with the Company or any of its subsidiaries on or after the Optionee’s 65th birthday, or on or after the Optionee’s 55th birthday after having completed ten years of service with the Company or any of its subsidiaries, or on or after the date the sum of the Optionee’s attained age (expressed as a whole number) plus completed years of service (expressed as a whole number) plus one (1) equals at least 70 and the Optionee has completed ten years of service with the Company or any of its subsidiaries and the Optionee’s employment terminates for any reason other than death, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company and, where applicable, the Optionee has executed a general release, a covenant not to compete and/or a covenant not to solicit as required by the Company, or (ii) the date that is three months next succeeding retirement or cessation of employment, in the case of any other retirement or cessation of employment with the Company or any of its subsidiaries.
          (b) Whether military or government service or other bona fide leave of absence shall constitute termination of employment for the purpose of this Option shall be determined in each case by the Committee in its sole discretion.
          (c) Except as provided in Section 4, in the event of the death of the Optionee while in the employ of the Company or of any of its subsidiaries or within whichever period after retirement or cessation of employment of the Optionee specified in subparagraph (a) is applicable, and after he/she shall have been continuously so employed for one year after the granting of her/his Option, this Option theretofore granted to her/him shall be exercisable by the executors, administrators, legatees or distributees of her/his estate, as the case may be, only to the extent that the Optionee would have been entitled to exercise it if the Optionee were then living, subject to subparagraph (d) herein, but in the case of the death of any Optionee after retirement or cessation of employment in no event after the later of (i) the date twelve months next succeeding such death and (ii) the last day of the period after retirement or other cessation of employment of the Optionee specified in subparagraphs (a)(i) or (a)(ii) and provided, in any case, not after the Expiration Date.
          In the event this Option is exercised by the executors, administrators, legatees or distributees of the estate of the Optionee, the Company shall be under no obligation to issue stock hereunder unless and until the Company is satisfied that the person or persons exercising this Option are the duly appointed legal representatives of the Optionee’s estate or the proper legatees or distributees thereof.
          (d) The provisions of Section 1 hereof restricting the percentage of shares of an Option grant which can be exercised prior to the fourth anniversary of the date of such grant shall not apply if (i) the Optionee has reached age 60; (ii) the Optionee dies while in the employ of the Company or any of its subsidiaries; (iii) the Optionee shall have retired or ceased to be employed by the Company or any of its subsidiaries (1) on or after the Optionee’s 65th birthday, or (2) on or after the Optionee’s 55th birthday after having completed ten years of service with the Company or any of its subsidiaries, or (3) on or after the date the sum of the Optionee’s attained age (expressed as a whole number) plus completed years of service (expressed as a whole number) plus one (1) equals at least 70 and the Optionee has completed ten years of service with the Company or any of its subsidiaries and the Optionee’s employment terminates for any reason other than death, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company and, where applicable, the Optionee has executed a general release, a non-solicitation and/or non-compete agreement with the Company as required by the Company; or (iv) the Optionee’s employment terminates for any reason other than death, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company provided the Optionee executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company as required by the Company. For the purposes of this Option, service with Bristol-Myers Squibb Company and its subsidiaries and affiliates before the effective date of the Plan shall be included as service with the Company; provided that the Optionee was employed by Bristol-Myers Squibb Company on August 5, 2001 and has been continuously employed by the Company or a subsidiary of the Company since August 6, 2001.
     6. Under certain circumstances, if the Optionee’s employment with the Company or one of its subsidiaries terminates during the three year period following a change in control of the Company, this Option may become fully vested and exercisable. Please refer to the Plan for more information.
     7. If prior to the Expiration Date changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the exercise price per share and the number and class of shares subject to this Option shall be appropriately adjusted by the Committee, whose determination shall be conclusive. If as a result of any adjustment under this paragraph any Optionee should become entitled to a fractional share of stock, the Optionee shall have the right to purchase only the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.
     8. Regardless of any action the Company or the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance contributions, payroll tax or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee or deemed by the Company or the Employer to be an appropriate charge to the Optionee even if technically due by the Company or Employer (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or Employer. The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular result. Further, if the Optionee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Optionee acknowledges that the Company or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
     Prior to the relevant taxable event or tax withholding event, as applicable, the Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Optionee by one or a combination of the following:
     (a) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer, within legal limits; or
     (b) withholding from the proceeds of the sale of shares of Common Stock acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf and at the Optionee’s direction pursuant to this authorization); or
     (c) withholding in shares of Common Stock to be issued upon exercise of the Option.
     To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates and the Optionee agrees that the amount withheld may exceed the Optionee’s actual liability. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock for tax purposes, the Optionee is deemed to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan.
     Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan or the Optionee’s purchase of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to issue or deliver the shares of Common Stock if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.
     9. In accepting the Option grant, the Optionee acknowledges, understands and agrees that:
     (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time;
     (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
     (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
     (d) the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s employment relationship at any time;
     (e) the Optionee is voluntarily participating in the Plan;
     (f) the Option and the shares of Common Stock subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any subsidiaries, and which is outside the scope of the Optionee’s employment contract, if any;
     (g) the Option and the shares of Common Stock are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary;
     (h) the Options and the shares of Common Stock are not intended to replace any pension rights or compensation;

     (i) the Option grant and the Optionee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary;
     (j) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
     (k) if the Optionee exercises the Option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the exercise price;
     (l) no claim or entitlement to compensation or damages arises from the termination of the Option or diminution in value of this Option or shares of Common Stock purchased through exercise of this Option resulting from termination of the Optionee’s active employment with the Company or a subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of Options to which the Optionee is not otherwise entitled, the Optionee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
     (m) in the event of termination of the Optionee’s employment as described in Section 5 (whether or not in breach of local labor laws), the Optionee’s right to receive or vest in the Option under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed; furthermore, in the event of termination of the Optionee’s employment (whether or not in breach of local labor laws), the Optionee’s right to exercise the Option after termination of the Optionee’s employment, if any, will be measured by the date of termination of the Optionee’s active employment; the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Optionee’s Option grant.
     10. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying shares of Common Stock. The Optionee is hereby advised to consult with the Optionee’s own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.
     11. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
     The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
     The Optionee understands that Data will be transferred to BNY Mellon or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company, BNY Mellon and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he/she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing his/her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he/she may contact his/her local human resources representative.
     12. Until the Optionee is advised otherwise by the Committee, all notices and other correspondence with respect to this Option will be effective upon receipt at the following address:
Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc.
Zimmer Holdings, Inc.
345 East Main Street
Post Office Box 708
Warsaw, Indiana 46581-0708
U.S.A.

     13. Except as explicitly provided in this agreement, this agreement will not confer any rights upon the Optionee, including any right with respect to continuation of employment by the Company or any of its subsidiaries or any right to future awards under the Plan. In no event shall the value, at any time, of this agreement, the Common Stock covered by this agreement or any other benefit provided under this agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its subsidiaries unless otherwise specifically provided for in such plan.
     14. As a condition of receiving the Option, the Optionee has entered into a non-solicitation and/or non-competition agreement with the Company. The Company may, at its discretion, require execution of a restated non-disclosure, non-solicitation and/or non-competition agreement as a condition of receiving the Option. Should the Optionee decline to sign such a restated agreement as required by the Company and, therefore, forego receiving the Option, the Optionee’s most recently signed non-disclosure, non-solicitation and/or non-competition agreement shall remain in full force and effect. The Optionee understands and agrees that if he or she violates any provision of any such agreement that remains in effect at the time of the violation, the Committee may require the Optionee to forfeit his or her right to any unexercised portion of the Option, even if vested, and, to the extent any portion of the Option has previously been exercised, the Committee may require the Optionee to return to the Company any shares of Common Stock received by the Optionee upon such exercise or any cash proceeds received by the Optionee upon the sale of any such shares.
     15. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
     16. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
     17. Notwithstanding any other provisions of this agreement, the Optionee understands that the Company will not be obligated to issue any Common Stock pursuant to the exercise of the Options if the issuance of such Common Stock shall constitute a violation by the Optionee or the Company of any provision of law or regulation of any governmental authority. Any determination by the Company in this regard shall be final, binding and conclusive.
     18. The Optionee’s Options shall be subject to any special provisions set forth in the Addendum to this agreement for the Optionee’s country, if any. If the Optionee relocates to one of the countries included in the Addendum during the life of the Option, the special provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Addendum, if any, constitutes part of this agreement.
     19. The Board and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon the Optionee and all interested parties. The terms and conditions set forth in this agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This agreement contains the entire understanding of the parties and may not be modified or amended except in writing duly signed by the parties. The waiver of, or failure to enforce, any provision of this agreement or the Plan by the Company will not constitute a waiver by the Company of the same provision or right at any other time or a waiver of any other provision or right. The various provisions of this agreement are severable and any determination of invalidity or unenforceability of any provision shall have no effect on the remaining provisions. This agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties. The validity and construction of this agreement shall be governed by the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement to the substantive law of another jurisdiction. If the Optionee has received this or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

ZIMMER HOLDINGS, INC.

By	Chad F. Phipps
Senior Vice President,
General Counsel & Secretary

Addendum
ZIMMER HOLDINGS, INC.
SPECIAL PROVISIONS FOR OPTIONS IN CERTAIN COUNTRIES
This Addendum includes additional country-specific terms that apply to residents in countries listed below. This Addendum is part of the agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the agreement.
This Addendum also includes information of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee does not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time the Optionee exercises the Option or sell shares of Common Stock acquired under the Plan.
In addition, the information is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.
Note that if the Optionee is a citizen or resident of a country other than the country in which he or she is working, or transfers employment after the Option is granted to him or her, or is considered a resident of another country for local law purposes, the information contained in this Addendum may not be applicable to the Optionee, and the Company shall, in its discretion, determine to what extent the terms and conditions or notifications contained herein shall be applicable to the Optionee.
Austria
Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are applicable to the agreement and the Plan, the Optionee may be entitled to revoke his/her acceptance of the agreement under the conditions listed below:
          (i) If the Optionee accepts the Option outside the business premises of the Company, he/she may be entitled to revoke his/her acceptance of the agreement, provided the revocation is made within one week after he/she accepts the agreement.
          (ii) The revocation must be in written form to be valid. It is sufficient if the Optionee returns the agreement to the Company or the Company’s representative with language which can be understood as the Optionee’s refusal to conclude or honor the agreement, provided the revocation is sent within the period set forth above.
Belgium
Tax Information. Options granted to the Optionee must be accepted within 60 days of the offer date (i.e., the date of Optionee’s offer letter). If the Optionee does not accept the Option, it will be cancelled. If accepted, an undertaking not to exercise any portion of the Option prior to January 1, 2015 must be executed and returned to the Employer.
Brazil
Compliance with Laws. By accepting the Option, the Optionee agrees that he or she will comply with Brazilian law when he or she exercises the Option or sells shares of Common Stock. The Optionee also agrees to report and pay any and all taxes associated with the exercise of the Option, the sale of the shares of Common Stock acquired pursuant to the Plan and the receipt of any dividends.
Canada
Form of Payment. If the Optionee is a resident of Canada, he/she is prohibited from surrendering certificates for shares of Common Stock that he/she already owns or from attesting to the ownership of Common Stock to pay the Exercise Price or any Tax-Related Items in connection with the Option.
Data Privacy Consent. This provision supplements Section 11 of the agreement:
The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company and any subsidiaries and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Optionee further authorizes the Company or any subsidiaries to record such information and to keep such information in the Optionee’s employee file.
Labor Law Information. This provision replaces Section 9(m) of the agreement.
In the event of the Optionee’s Termination of Employment (whether or not in breach of local labor laws), his or her right to receive the Option and vest under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date the Optionee receives notice of Termination of Employment from the Company or the Employer, or (2) the date the Optionee is no longer actively employed by the Company or the Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law). The Optionee’s right, if any, to exercise the Option after Termination of Employment will be measured by the date of termination of his/her active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Optionee is no longer employed for purposes of the Option.
Securities Law Information. The Optionee acknowledges and agrees that he/she will only sell shares of Common Stock acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Common Stock is listed. Currently, the shares of Common Stock are listed on the New York Stock Exchange.
Termination of Employment. This provision replaces Section 9(k) of the agreement:
In the event of the Optionee’s termination of employment for any reason (whether or not in breach of local labor laws), the Optionee’s right to vest in the Option will terminate effective as of the date that is the earlier of (1) the date the Optionee receives notice of termination of employment from the Employer or (2) the date the Optionee is no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option.
(Quebec Only) Language Acknowledgment
The parties acknowledge that it is their express wish that this agreement, including this Addendum, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.
Consentement relatif à la langue utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

China
Cashless Exercise Restriction. Due to exchange control laws in China, the Optionee will be required to exercise the his/her Option using the cashless sell-all exercise method whereby all shares of Common Stock subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee in accordance with any applicable exchange control laws and regulations. The Optionee will not be permitted to hold shares of Common Stock after exercise. The Company reserves the right to provide additional methods of exercise to the Optionee depending on the development of local law.
Exchange Control Information. The Optionee understands and agrees that, due to exchange control laws in China, if the Optionee is a PRC citizen he/she will be required to immediately repatriate to China the cash proceeds from the cashless exercise of the Option. The Optionee further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or its subsidiaries, and the Optionee hereby consents and agrees that the proceeds from the sale of Common Stock acquired under the Plan may be transferred to such special account prior to being delivered to him/her. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.
Due to fluctuations in the Common Stock trading price and/or the US dollar/PRC exchange rate between the exercise/sale date and (if later) when the sale proceeds can be converted into local currency, the sale proceeds that the Optionee receives may be more or less than the market value of the Common Stock on the exercise/sale date. The Optionee understands and agrees that the Company is not responsible for the amount of any loss he or she may incur and that the Company assumes no liability for any fluctuations in the Common Stock price and/or the US dollar/PRC exchange rate.
If the Optionee is not a PRC citizen, the above requirements will not apply to the Optionee.
Czech Republic
There are no country-specific provisions.
EU Member States
Labor Laws. This provision supplements Section 5 of the agreement.
Notwithstanding the foregoing, if the EU Employment Equality Directive has been implemented in the Optionee’s country of employment or residence and if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Optionee’s jurisdiction that likely would result in the favorable treatment that applies to the Option under the Plan being deemed unlawful and/or discriminatory, the provision regarding termination of employment due to retirement shall not be applicable to the Optionee.
Finland
There are no country-specific provisions.
Germany
There are no country-specific provisions.

India
Cashless Sell-To-Cover Exercise Prohibited. Due to the exchange controls in India, the Optionee must either exercise his/her Option using cash to pay the exercise price or by using the cashless sell-all method of exercise. The Optionee may not exercise the Optionee’s Option using the cashless sell-to-cover method of exercise, whereby he/she sells only enough Common Stock to cover the exercise price. The Company reserves the right to provide additional methods of exercise to the Optionee depending on the development of local law.
Ireland
Director Notification Requirement. If the Optionee is a director, shadow director, or secretary of an Irish subsidiary, the Optionee is subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing when the Optionee receives an interest (e.g., Option, shares of Common Stock) in the Company and the number and class of shares or rights to which the interest relates. In addition, the Optionee must notify the Irish subsidiary when he/she sells shares acquired under the Plan. This disclosure requirement also applies to any rights or shares acquired by the Optionee’s spouse or child(ren) (under the age of 18).
Israel
Cashless Exercise Restriction. The Optionee will be required to exercise the his/her Option using the cashless sell-all exercise method whereby all shares of Common Stock subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee in accordance with any applicable exchange control laws and regulations. The Optionee will not be permitted to hold shares of Common Stock after exercise. The Company reserves the right to provide additional methods of exercise to the Optionee depending on the development of local law.
Italy
Cashless Exercise Restriction. The Optionee will be required to exercise the his/her Option using the cashless sell-all exercise method whereby all shares of Common Stock subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee in accordance with any applicable exchange control laws and regulations. The Optionee will not be permitted to hold shares of Common Stock after exercise. The Company reserves the right to provide additional methods of exercise to the Optionee depending on the development of local law.
Terms of Grant. By accepting this Option, the Optionee acknowledges that he/she has received a copy of the Plan, reviewed the Plan, the agreement and this Addendum in their entirety and fully understand and accept all provisions of the Plan, the agreement and this Addendum.
In addition, the Optionee further acknowledges that he/she has read and specifically and expressly approve the following Sections of the agreement and this Addendum: Section 8; Section 9; Section 10; Section 11; Section 13; Section 15; Section 16, Section 17 and Section 18.
Data Privacy Notice. This section replaces Section 11 of the agreement.
The Optionee understands that the Company and the Employer are the privacy representatives of the Company in Italy and may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company or any subsidiaries, details of all Options or any other entitlement to Common Stock awarded, canceled, vested, unvested, exercised or outstanding in the Optionee’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. The Optionee also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Optionee’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may effect the Optionee’s ability to participate in the Plan. The Optionee understands that Personal Data will not be publicized, but it may be accessible by the Employer as the privacy representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing, and by BNY Mellon or any other data processor appointed by the Company. The updated list of processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Optionee understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Optionee further understands that the Company and its subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to BNY Mellon or other third party with whom you may elect to deposit any shares of Common Stock acquired under the Plan or any proceeds from the sale of such Common Stock. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Optionee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including the communication and transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto as the processing is necessary to the performance of law and contractual obligations related to implementation, administration and management of the Plan. The Optionee understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, the Optionee has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, the Optionee should contact the Employer. Furthermore, the Optionee is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Optionee’s human resources department.
Japan
There are no country-specific provisions.

Korea
There are no country-specific provisions.
Malaysia
Insider Trading Notification. The Optionee should be aware of the Malaysian insider-trading rules, which may impact his or her acquisition or disposal of Common Stock or Options under the Plan. Under the Malaysian insider-trading rules, the Optionee is prohibited from acquiring or selling Common Stock or rights to Common Stock (e.g., an Option) when in possession of information which is not generally available and which he/she knows or should know will have a material effect on the price of Common Stock once such information is generally available.
Director Notification Obligation. If the Optionee is a director of the Company’s Malaysian subsidiary, he/she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when he/she receives or dispose of an interest (e.g., an Option or Common Stock) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
Mexico
Acknowledgement of the Agreement. By accepting the Option, the Optionee acknowledges that he or she has received a copy of the Plan and the agreement, including this Addendum, which he or she has reviewed. The Optionee further acknowledges that he or she accepts all the provisions of the Plan and the agreement, including this Addendum. The Optionee also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in the “Nature of Award” section of the agreement, which clearly provide as follows:
(1)	The Optionee’s participation in the Plan does not constitute an acquired right;

(2)	The Plan and the Optionee’s participation in it are offered by the Company on a wholly discretionary basis;

(3)	The Optionee’s participation in the Plan is voluntary; and
(4)	The Company and its subsidiaries are not responsible for any decrease in the value of any shares of Common Stock acquired at exercise of the Option.
Labor Law Acknowledgement and Policy Statement. By accepting the Option, the Optionee acknowledges that Zimmer Holdings, Inc., with registered offices at 345 East Main Street, Warsaw, Indiana, 46580, United States of America, is solely responsible for the administration of the Plan. The Optionee further acknowledges that his or her participation in the Plan, the grant of Options and any acquisition of shares of Common Stock under the Plan do not constitute an employment relationship between the Optionee and Zimmer Holdings, Inc. because the Optionee is participating in the Plan on a wholly commercial basis and his or her sole employer is Representaciones Zimmer Inc., S. de R.L. de C.V. (“Zimmer-Mexico”). Based on the foregoing, the Optionee expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Optionee and his or her Employer, Zimmer-Mexico, and do not form part of the employment conditions and/or benefits provided by Zimmer-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment. The Optionee further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of Zimmer Holdings, Inc., therefore, Zimmer Holdings, Inc. reserves the absolute right to amend and/or discontinue the Optionee’s participation in the Plan at any time, without any liability to the Optionee.

Finally, the Optionee hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against Zimmer Holdings, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that he or she therefore grants a full and broad release to Zimmer Holdings, Inc., its subsidiaries, affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.
Spanish Translation
Reconocimiento del Contrato. Al aceptar la Opción, la Persona a Quien se Hace el Otorgamiento
reconoce que ha recibido una copia del Plan y del contrato, incluyendo este Apéndice, mismos que ha revisado. La Persona a Quien se Hace el Otorgamiento reconoce, además, que acepta todas las disposiciones del Plan, y del contrato, incluyendo este Apéndice. La Persona a Quien se Hace el Otorgamiento también reconoce que ha leído y aprueba de forma expresa los términos y condiciones establecidos en la sección del contrato intitulada “Naturaleza del Otorgamiento”, que claramente dispone lo siguiente:
(1)	La participación de la Persona a Quien se Hace el Otorgamiento en el Plan no constituye un derecho adquirido;
(2)	El Plan y la participación de la Persona a Quien se Hace el Otorgamiento en el Plan son ofrecidos por la Compañía de forma totalmente discrecional;
(3) La participación de la Persona a Quien se Hace el Otorgamiento en el Plan es voluntaria; y
(4) La Compañía y sus subsidiarias no son responsables por cualquier disminución en el valor de las Acciones adquiridas al momento de tener derecho conforme a la Opción.
Reconocimiento de Ley Laboral y Declaración de la Política. Al aceptar el Otorgamiento de la Opciónes, la Persona a Quien se Hace el Otorgamiento reconoce que Zimmer Holdings, Inc., con oficinas registradas en 345 East Main Street, Warsaw, Indiana, 46580, Estados Unidos de América, es únicamente responsable de la administración del Plan. La Persona a Quien se Hace el Otorgamiento además reconoce que su participación en el Plan, la concesión de Opciónes y cualquier adquisición de acciones de conformidad con el Plan no constituyen una relación de trabajo entre la Persona a Quien se Hace el Otorgamiento y Zimmer Holdings,, Inc., ya que la Persona a Quien se Hace el Otorgamiento está participando en el Plan sobre una base totalmente comercial y su único patrón es Representaciones Zimmer Inc., S. de R.L. de C.V. (“Zimmer-México”). Derivado de lo anterior, la Persona a Quien se Hace el Otorgamiento expresamente reconoce que el Plan y los beneficios que pueden derivarle de la participación en el Plan no establecen ningún derecho entre la Persona a Quien se Hace el Otorgamiento y su Patrón, Zimmer-México, y no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por Zimmer-México, y cualquier modificación al Plan o su terminación no constituirá un cambio o perjuicio de los términos y condiciones de trabajo de la Persona a Quien se Hace el Otorgamiento. La Persona a Quien se Hace el Otorgamiento además entiende que su participación en el Plan es resultado de una decisión unilateral y discrecional de Zimmer Holdings. Inc., por lo tanto Zimmer Holdings, Inc. se reserva el derecho absoluto de modificar el Plan y/o discontinuar la participación de la Persona a Quien se Hace el Otorgamiento en el Plan en cualquier momento, sin responsabilidad alguna para con la Persona a Quien se Hace el Otorgamiento.
Finalmente, La Persona a Quien se Hace el Otorgamiento declara que no se reserva acción o derecho alguno para presentar una reclamación o demanda en contra de Zimmer Holdings., Inc. por cualquier compensación o daño o perjuicio en relación con cualquier disposición del Plan o los beneficios derivados del Plan y, por lo tanto, otorga un amplio y total finiquito a Zimmer Holdings, Inc., sus subsidiarias, afiliadas, sucursales, oficinas de representación, accionistas, directores, funcionarios, agentes y representantes con respecto a cualquier reclamación o demanda que pudiera surgir.

Netherlands
Insider-Trading Notification. The Optionee should be aware of the Dutch insider-trading rules, which may impact the sale of Common Stock acquired at exercise of the Option. In particular, the Optionee may be prohibited from effectuating certain transactions involving Common Stock if he/she has inside information about the Company.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, certain employees working in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when they have such inside information.
By accepting the Option and the underlying shares of Common Stock, the Optionee acknowledges having read and understood the notification above and acknowledge that it is the Optionee’s responsibility to comply with the Dutch insider trading rules, as discussed herein.
If the Optionee is uncertain whether the insider-trading rules apply to him or her, he/she should consult his or her personal legal advisor.
New Zealand
Securities Law Information. This Option is granted in reliance upon the exemptions available under the Securities Act (Overseas Employee Share Purchase Schemes) Exemption Notice 2002. Accordingly, the Optionee is hereby notified that the following documents are available for his/her review on the Company intranet site or are available upon request to his/her local human resources representative: (1) a description of the Plan and its Terms and Conditions, and (2) the most recent annual report and quarterly reports of the Company.
In addition, the Form S-8 registration statement filed with the Securities and Exchange Commission under the Securities Act 1933 of the United States (together with the documents incorporated by reference) is available upon oral or written request, or online at http://investor.zimmer.com/edgar.cfm. Please direct any requests to the Optionee’s local human resources representative. The documents incorporated by reference in the Form S-8 registration statement currently include the Plan. The Optionee also may make a separate request (unrelated to the Form S-8) for a copy of the Plan at any time.
The documents incorporated by reference into the Form S-8 are updated periodically. At the time of the Optionee’s request, the Company will provide him/her with the most recent documents incorporated by reference into the Form S-8.
Portugal
Language Consent. The Optionee hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the agreement.
Conhecimento da Lingua. Você expressamente declara ter pleno conhecimento do idioma inglês e ter lido, entendido e totalmente aceito e concordou com os termos e condições estabelecidas no plano e no acordo.

Puerto Rico
There are no country-specific provisions.
Singapore
Securities Law Information. This Option grant is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Chap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the Option is subject to section 257 of the SFA and the Optionee will not be able to make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock subject to the Option in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).
Director Notification Obligation. If the Optionee is a director, associate director or shadow director of the Company’s Singapore subsidiary, he/she is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore subsidiary in writing when the Optionee receives an interest (e.g., an Option or Common Stock) in the Company or any subsidiary. In addition, the Optionee must notify the Company’s Singapore subsidiary when he/she sells shares of Common Stock or shares of any subsidiary (including when the Optionee sells Common Stock acquired at exercise of the Option). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any subsidiary. In addition, a notification of the Optionee’s interests in the Company or any subsidiary must be made within two days of becoming a director.
Insider Trading Notification. The Optionee should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of shares or rights to shares of Common Stock under the Plan. Under the Singapore insider trading rules, the Optionee is prohibited from selling shares of Common Stock when he or she is in possession of information which is not generally available and which he or she know or should know will have a material effect on the price of Common Stock once such information is generally available.
South Africa
Withholding Taxes. By accepting the Option, the Optionee agrees to notify the Company and his/her Employer of the amount of any gain realized upon exercise of the Option. If the Optionee fails to advise the Company and his/her Employer of the gain realized upon exercise of the Option, the Optionee may be liable for a fine. The Optionee will be responsible for paying any difference between the actual tax liability and the amount withheld.
Spain
Nature of Grant. This provision supplements Section 9 of the agreement:
By accepting the Option, the Optionee consents to participation in the Plan and acknowledges that he/she has received a copy of the Plan.
The Optionee understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Options under the Plan to individuals who may be employees of the Company or its subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any subsidiary, other than to the extent set forth in the agreement. Consequently, the Optionee understands that the Option is offered on the assumption and condition that the Option and any Common Stock acquired under the Plan are not part of any employment contract (either with the Company or any subsidiary), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, the Optionee understands that this offer would not be made but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Option shall be null and void.
Further, the vesting of the Options is expressly conditioned on the Optionee’s continued and active rendering of service such that if the Optionee’s employment terminates for any reason whatsoever, the Optionee’s Options may cease vesting immediately, in whole or in part, effective the date of the Optionee’s termination of employment (unless otherwise specifically provided in Section 5 of the agreement). This will be the case, for example, even if (1) the Optionee is considered to be unfairly dismissed without good cause; (2) the Optionee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Optionee terminates service due to a change of work location, duties or any other employment or contractual condition; (4) the Optionee terminates service due to the Company’s or any of its subsidiaries’ unilateral breach of contract; or (5) the Optionee’s employment terminates for any other reason whatsoever. Consequently, upon termination of the Optionee’s employment for any of the above reasons, the Optionee may automatically lose any rights to Options granted to him/her that were unvested or exercised on the date of the Optionee’s termination of employment, as described in the Plan.
The Optionee acknowledges that he/she has read and specifically accepts the conditions referred to in Section 7(b)(7) of the Plan and Section 5 of the agreement.
Securities Law Information. The Option and the Common Stock described in the agreement and this Addendum do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The agreement (including this Addendum) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Sweden
There are no country-specific provisions.
Switzerland
Securities Law Information. The grant is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.
Taiwan
There are no country-specific provisions.
Thailand
There are no country-specific provisions.
Turkey
There are no country-specific provisions.

United Kingdom
Responsibility for Taxes. This provision supplements Section 8 of the agreement:
The Optionee agrees that, if he/she does not pay or the Employer or the Company does not withhold from him or her the full amount of Tax-Related Items that he/she owes at exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of income tax that should have been withheld shall constitute a loan owed by the Optionee to the Employer, effective 90 days after the Taxable Event. The Optionee agrees that the loan will bear interest at Her Majesty’s Revenue & Customs’ (“HMRC”) official rate and will be immediately due and repayable by the Optionee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Optionee by the Employer, by withholding in shares of Common Stock issued upon exercise of the Option or from the cash proceeds from the sale of Common Stock or by demanding cash or a cheque from the Optionee. The Optionee also authorizes the Company to delay the issuance of any shares of Common Stock unless and until the loan is repaid in full.
Notwithstanding the foregoing, if the Optionee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Optionee is an officer or executive director and income tax that is due is not collected from or paid by the Optionee within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to the Optionee on which additional income tax and national insurance contributions may be payable. The Optionee will be responsible for reporting and paying any income tax and national insurance contributions due on this additional benefit directly to the HMRC under the self-assessment regime. The Optionee acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 8 of the agreement.